EXHIBIT 99



   FOR IMMEDIATE RELEASE:  Contact:    Mr. Charles R. Ofner
                                       (713) 496-5000




               Houston, Texas...April 6, 1995...Reading & Bates Corporation (NYSE; RB) announced today that it had been named a defendant in a purported class action lawsuit filed in the Court of Chancery of the State of Delaware. The suit also names Reading & Bates' directors as defendants. The suit alleges, inter alia, that the directors breached their fiduciary duties by rejecting the previously announced unsolicited merger proposal made by Sonat Offshore Drilling Inc. and by adopting the previously announced shareholder rights plan.

               The plaintiff, who purports to be an owner of Reading & Bates common stock and who seeks to represent a class of shareholders of Reading & Bates who are similarly situated, seeks injunctive relief damages in an unspecified amount and certain other relief, including costs and expenses. Reading & Bates believes that the plaintiff's claims are groundless and that it has meritorious defenses to the lawsuit. Reading & Bates intends to defend the lawsuit vigorously.

               Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.